Filed Pursuant to Rule 424(b)(3)
                                                             File No. 333-126399

                           PROSPECTUS SUPPLEMENT NO. 9
                        to Prospectus declared effective
                               on November 2, 2005
                               as supplemented by
                    Supplement No. 1 dated November 14, 2005,
                     Supplement No. 2 dated January 6, 2006,
                     Supplement No. 3 dated March 10, 2006,
                     Supplement No. 4 dated March 20, 2006,
                     Supplement No. 5 dated March 31, 2006,
                     Supplement No. 6 dated April 14, 2006,
                    Supplement No. 7 dated April 17, 2006 and
                       Supplement No. 8 dated May 15, 2006

                                  BIONOVO, INC.

      This Prospectus Supplement No. 9 supplements our Prospectus dated November 2, 2005 as supplemented by Prospectus Supplement No. 1 dated November 14, 2005, Prospectus Supplement No. 2 dated January 6, 2006, Prospectus No. 3 dated March 10, 2006, Prospectus Supplement No. 4 dated March 20, 2006, Prospectus Supplement No. 5 dated March 31, 2006, Prospectus Supplement No. 6 dated April 14, 2006, Prospectus Supplement No. 7 dated April 17, 2006 and Prospectus Supplement No. 8 dated May 15, 2006. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering, except upon exercise of the warrants.

      Our common stock is quoted on the OTC Bulletin Board under the symbol BNVI.OB. On July 11, 2006, the closing price for our common stock on the OTC Bulletin Board was $1.50.

      This Prospectus Supplement includes the attached current report on Form 8-K of Bionovo, Inc., as filed by us with the Securities and Exchange Commission on July 12, 2006.

      YOU SHOULD READ THE PROSPECTUS, THIS PROSPECTUS SUPPLEMENT NO. 9 AND PROSPECTUS SUPPLEMENT NO. 1, PROSPECTUS SUPPLEMENT NO. 2, PROSPECTUS SUPPLEMENT NO. 3, PROSPECTUS SUPPLEMENT NO. 4, PROSPECTUS SUPPLEMENT NO. 5, PROSPECTUS SUPPLEMENT NO. 6 PROSPECTUS NO. 7 AND PROSPECTUS SUPPLEMENT NO. 8 CAREFULLY BEFORE YOU INVEST, INCLUDING THE RISK FACTORS WHICH BEGIN ON PAGE 4 OF THE PROSPECTUS.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is July 12, 2006.

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM 8-K

                             CURRENT REPORT PURSUANT
                          TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of report (Date of earliest event reported): July 12, 2006


                                  Bionovo, Inc.
--------------------------------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                                    Delaware
--------------------------------------------------------------------------------
                 (State or Other Jurisdiction of Incorporation)


       000-50073                                          87-0576481
--------------------------------------------------------------------------------
(Commission File Number)                       (IRS Employer Identification No.)


           5858 Horton Street, Suite 375
               Emeryville, California                       94608
--------------------------------------------------------------------------------
      (Address of Principal Executive Offices)            (Zip Code)


                                 (510) 601-2000
--------------------------------------------------------------------------------
              (Registrant's Telephone Number, Including Area Code)


                                       N/A
--------------------------------------------------------------------------------
          (Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      |_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      |_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      |_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      |_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

NIH Notice of Grant Award

On July 12, 2006, Bionovo, Inc. ("Bionovo") announced its receipt of a notice of grant award from The National Institutes of Health (NIH) to study a novel mechanism of nuclear transport regulation in cancer cells. The press release announcing the grant award is attached hereto as Exhibit 99.1.

BZL101

Bionovo completed a Phase I clinical trial of its anti-cancer drug candidate BZL101 for breast cancer during 2004, and has recently submitted an investigational new drug (or IND) application to the U.S. Food and Drug Administration (or FDA) for a Phase II trial. Based on preclinical testing, Bionovo is now preparing an IND application for a Phase I/II clinical trial of BZL101 with respect to pancreatic cancer.

According to the American Cancer Society (Cancer Facts and Figures 2004), cancer of the pancreas is the fourth leading cause of cancer death in the United States and each year, over 30,300 people will be diagnosed with pancreatic cancer. Men and women diagnosed with pancreatic cancer typically have a poor prognosis since the cancer usually causes no symptoms in its earliest phase leading to metastatic disease at the time of diagnosis. Indeed, the five year survival rate for persons diagnosed with pancreatic cancer is 4% and the median survival period from diagnosis is approximately 3 to 6 months, according to the American Cancer Society (Cancer Facts and Figures 2004). Currently, there are only two FDA approved pharmacological agents for the treatment of pancreatic cancer. Bionovo recognizes that more effective therapies, with fewer toxicities, are urgently needed to treat pancreatic cancer.

Bionovo is seeking to conduct a multi-center, Phase I/II, open-label, non-randomized, dose escalation trial to assess safety, feasibility, optimal dosing and preliminary efficacy of BZL101 for the treatment of pancreatic cancer. Subject to FDA approval of Bionovo's IND application once filed and receipt of sufficient funding, Bionovo expects to commence the Phase I/II trial in the next 12 months. The primary outcome measure will be response to therapy evaluated by the Response Evaluation Criteria in Solid Tumors (RECIST). Secondary measures of efficacy will include: duration of overall objective response, progression free survival, overall survival, and patient reported quality of life measures. Recruitment for the clinical trial is anticipated to take place at two academic clinical sites in the United States.

Item 9.01.  Financial Statements and Exhibits

(d)   Exhibits.

      Exhibit No.      Description
      -----------      -----------

      99.1             Press Release of Bionovo, Inc. issued on July 12, 2006

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        BIONOVO, INC.


Date: July 12, 2006                     By: /s/ James P. Stapleton
                                            -----------------------
                                            James P. Stapleton
                                            Chief Financial Officer

                                  EXHIBIT INDEX

Exhibit No.      Description
-----------      -----------

99.1             Press Release of Bionovo, Inc. issued on July 12, 2006

                                       4
Exhibit 99.1

        Bionovo Receives $1 Million NIH-RO1 Grant to Study Novel Nuclear
                      Transport Regulation in Cancer Cells

EMERYVILLE, Calif., July 12 /PRNewswire-FirstCall/ -- Bionovo, Inc. (OTC Bulletin Board: BNVI - News) has received a notice of grant award from The National Institutes of Health (NIH) to study a novel mechanism of nuclear transport regulation in cancer cells, research initiated by Dr. Emma Shtivelman, Bionovo's Director of Cancer Research.

Emma Shtivelman, Ph.D. joined Bionovo in November 2005 to spearhead the Company's anti-cancer discovery platform. Dr. Shtivelman was awarded the RO1 grant from the NIH National Cancer Institute (NCI) to study whether the tumor suppressor CC3/TIP30 has a novel cellular function as an inhibitor of nuclear transport. Dr. Shtivelman discovered that the highly efficient transport of macromolecules between the cell nucleus and cytoplasm is necessary for tumor growth and metastasis. Normally, the cellular protein, CC3, identified by Dr. Shtivelman, functions to control the rate of this transport, however, its function is disrupted in some tumors. This anomaly might help tumor cells survive in adverse conditions and remain viable after cytotoxic cancer treatments.

"I'm pleased the NIH is supporting the study of this potentially important mechanism in cancer cell survival and metastasis," said Dr. Shtivelman. "This is a crucial area of research since tumor cells lacking CC3 have a measurably higher rate of nuclear import and are resistant to signals of apoptosis or cell death. Further research into the ability of CC3 to inhibit nuclear import can lead to a better understanding of the apoptotic process as a target for novel therapies to treat cancer."

Dr. Isaac Cohen, CEO and Chairman of Bionovo explains, "The goal of this proposal is to understand how the inhibitory function of CC3 in nuclear transport accounts for its pro-apoptotic and tumor-suppressing activities. Examining tumor-specific alterations in nuclear transport is a novel approach in cancer research and CC3 provides a unique target for exploring this concept. This study demonstrates Dr. Shtivelman's and Bionovo's dedication to the exploration of unique approaches to cancer care and the discovery of novel pathways to target the wanton growth of cancer cells."

Bionovo, Inc.

Bionovo is a drug development company focusing on the discovery of novel pharmaceutical agents for cancer and women's health. The company has one drug in Phase 2 clinical testing to treat conditions associated with menopause and a second drug, BZL101, for advanced breast cancer, will enter Phase 2 clinical testing later this year. The company is developing its products in close collaboration with leading U.S. academic research centers including the University of California, San Francisco; University of Colorado Health Sciences Center; University of California, Berkeley; and the University of Texas, Southwestern. For further information please visit: www.bionovo.com.